UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 25, 2005

WESTERN WIRELESS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-28160	91-1638901

(Commission File Number)	(IRS Employer Identification No.)

3650 131st Avenue S.E. Bellevue, Washington	98006

(Address of Principal Executive Offices)	(Zip Code)

(425) 586-8700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into Material Definition Agreement

     On July 25, 2005, Western Wireless International Holding Corporation (“WWIHC”), a wholly-owned subsidiary of Western Wireless Corporation (“Western Wireless”), entered into a Share Purchase Agreement (the “Agreement”) with eircom Group PLC (“eircom”) and its subsidiary, eircom Limited (“eircom Limited”), providing, among other things, for the purchase by eircom Limited from WWIHC of all the issued and outstanding shares of capital stock of WWIHC’s wholly-owned subsidiary, Western Wireless International Ireland Corporation (“WWIIC”). WWIIC indirectly owns all of the issued and outstanding capital stock of Meteor Mobile Communications Limited, which operates WWIHC’s Irish wireless business. The purchase price is approximately $500 million at current exchange rates. Consummation of the transaction is subject to certain conditions, including, among other things, approval by eircom’s shareholders of the transaction and of an eircom share issuance pursuant to a rights offering; closing of the rights offering, the proceeds of which would be used to pay the purchase price; and approval from Irish regulatory authorities. Assuming receipt of those approvals and completion of the rights offering, the transaction is expected to close in October 2005.

     The July 25, 2005 press release (the “Press Release”) announcing, among other things, this matter is attached as Exhibit 99.1 and is incorporated by reference in this Item 1.01.

ITEM 8.01	Other Events

     In the Press Release Western Wireless also disclosed that the process of receiving, reviewing and negotiating proposals for other international assets, including Western Wireless’ most significant foreign asset, its Austrian business, tele.ring, is continuing. In addition, the Press Release disclosed that an agreement in principal had been reached to settle the proposed class action which had been filed against Western Wireless, Alltel Corporation (“Alltel”) and Western Wireless directors relating to the pending merger of Western Wireless with and into a wholly-owned subsidiary of Alltel. The Press Release attached as Exhibit 99.1 is incorporated by reference in this Item 8.01.

ITEM 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated July 25, 2005

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN WIRELESS CORPORATION (Registrant)
Date: July 25, 2005	By:	/s/ Jeffrey A. Christianson
Jeffrey A. Christianson
Senior Vice President and General Counsel